Exhibit 4.16

[*****] Insurance Comprehensive Brand Service Procurement Agreement

Party A: […]
Address: […]
Postal Code: […]

Party B: Sunshine Insurance Brokerage (Shanghai) Co., Ltd.
Address: Floor 3, Building 6, No. 727 Wuxing Road, Pudong New District, Shanghai
Postal Code: 201204

Agreement Composition Documents

The following documents form part of this agreement and are mutually explanatory. In case of ambiguity or contradiction, the interpretation of the agreement documents shall take precedence in the following order:

1.	Supplementary agreements to this agreement (if any)

2.	The terms of this agreement

3.	Price List (Appendix I)

4.	Service Team and Guarantees (Appendix II)

5.	Business and Financial Basic Information (Appendix III)

6.	Declaration on Anti-Commercial Bribery (Appendix IV)

7.	Confidentiality Agreement (Appendix V)

1. Definitions

1.1 Day: Unless otherwise specified in this agreement, “day” refers to a calendar day.

1.2 Month: Unless otherwise specified in this agreement, “month” refers to a calendar month.

1.3 Yuan: All fees related to this agreement are denominated in RMB Yuan.

1.4 Affiliated Institutions: An affiliated institution of a party refers to a company that is directly or indirectly controlled by that party; or directly or indirectly controls that party; or is under the same control as that party by another company. This includes, but is not limited to, a party’s parent company, subsidiaries; and subsidiaries controlled by the same parent company. Here, “control” refers to the direct or indirect ownership of rights that influence or manage the decisions of a company or entity, whether through ownership or voting shares, by agreement or otherwise.

2. Representations and Warranties

2.1 Each party to this agreement is a company legally registered under Chinese law and exists legally with independent corporate status and has full and independent legal status and capacity to sign and perform its obligations under this agreement, and such performance does not violate any legally binding laws, regulations, rules, and normative documents, nor does it constitute a breach of contract or infringement against third parties.

2.2 This agreement is reached on the basis of full discussion and equal consultation between the parties. The text of this agreement is not a standard agreement provided by one party, and there are no standard terms set by one party.

2.3 Both parties have a full and clear understanding of the content, rights and obligations, legal consequences, and legal responsibilities related to this agreement; moreover, the signing of this agreement is a manifestation of the parties’ free will, and there is no situation where one party coerces the other into signing this agreement. Therefore, there are no circumstances such as gross unfairness, major misunderstanding, or coercion that would render the agreement revocable or voidable.

2.4 The designated authorized representatives of both parties have full civil capacity and have obtained the necessary written authorization to sign this agreement. There is no legal obstacle for the authorized representatives to sign this agreement, and any actions taken by the authorized representatives in signing this agreement will be recognized. There are no circumstances of unclear authorization or exceeding the scope of authorization that could render the agreement invalid or partially invalid or revocable.

3. Agreement Duration

3.1 The validity of this agreement is from November 1, 2023, to June 30, 2024.

3.2 After full consultation and agreement between both parties during the validity period, based on the needs for risk control and cooperation flexibility, either party has the right to notify the other party at any time to suspend/terminate the implementation of this agreement. Upon receiving such notice from the other party, the implementation of this agreement should be immediately suspended/terminated, that is, the services under this agreement should be paused/stopped. Neither party shall bear any breach of contract or compensation responsibilities as a result.

4. Service Content

4.1 Service Scope: Party B undertakes the [*****] Insurance project - [*****] Insurance’s comprehensive brand services, providing customer acquisition and related brand promotion, advertising, and dissemination, including online and offline promotions.

4.2 Customer acquisition and related brand promotion, advertising, and dissemination, etc., include but are not limited to the related daily and project-based work of this service project.

5. Service Fees

5.1 The agreed service fee standard between the parties is a percentage of the insurance premiums from the [*****] Insurance project, with the service fee ratio for this project being [*****].

5.2 The amounts listed in this agreement or supplementary agreements are inclusive of taxes, including but not limited to all costs and remuneration required to fulfill this agreement, including but not limited to costs, equipment, materials, software, manpower, management, advertising, copyright, insurance, patent and other intellectual property usage fees, resources and storage, transportation costs, emergency expenses, third-party fees, and other necessary costs, profits, taxes, service fees, etc., all denominated in RMB including taxes. Beyond the aforementioned costs, based on the signing and performance of this agreement, Party B has no right to request any other fees from Party A.

6. Settlement Method

6.1 Party A will settle accounts based on the actual completion and acceptance of the services provided by Party B. The services provided by Party B must be fully delivered and pass Party A’s acceptance; otherwise, they cannot be used as a basis for settlement. If expenditures or costs not agreed upon by both parties occur, or if Party B executes services without prior notice and written confirmation from Party A, Party A has the right not to pay the related costs.

6.2 After completing the services and passing Party A’s acceptance, Party B shall issue a qualified VAT invoice to Party A, and Party A shall pay the service fee after receiving Party B’s VAT invoice.

6.3 Party B shall issue an equivalent qualified VAT invoice according to the agreed amount in the agreement on time. If Party B delays issuing the invoice, issues an unqualified invoice, or fails to issue an invoice, Party A has the right to correspondingly delay payment or not make payment, but Party B still must perform its obligations under the agreement on time.

6.4 Payments shall be made via bank transfer. If there is any change in the bank account information specified by Party B, it should notify Party A in writing fifteen (15) working days in advance.

6.5 Taxes: The invoices issued by Party B should specify all corresponding taxes (if any) levied by the tax authorities that Party A must pay. When issuing invoices, Party B should correctly calculate any applicable taxes.

7. Rights and Obligations of Party A

7.1 Pay the service fees to Party B as stipulated in the agreement.

7.2 Party A shall not disclose any commercial information, data, materials, documents, etc., related to Party B that it contacts, controls, or is aware of to third parties.

7.3 Party A has the right to require Party B to employ workers legally according to the requirements of laws and regulations. If any labor disputes occur involving personnel dispatched by Party B (including Party B’s employees, third-party service personnel, etc.), Party B shall be responsible. Party B is also responsible for the personal and labor safety of its service personnel and dispatched personnel. Acceptance of Party B’s plan by Party A does not exempt Party B from the obligations and responsibilities of legal employment. If labor disputes involving Party B cause impact or loss to Party A, Party A has the right to immediately terminate this agreement and demand compensation from Party B.

7.4 Party A authorizes Party B to use Party A’s name, trademarks, LOGOs, and other commercial identifiers for the purpose of fulfilling this agreement. Before using them, Party B must obtain confirmation from relevant personnel of Party A to ensure that it will not damage Party A’s brand image. If Party B’s cooperation process causes damage to Party A’s brand image, Party B shall compensate Party A for the losses.

8. Rights and Obligations of Party B

8.1 Carry out work according to the service content and the provisions of this agreement, and bear all costs, expenses, and expenditures that may arise during the service provision process.

8.2 Party B guarantees: 1) not to falsify service data and settlement data or exert undue influence on them. If the service data or settlement data are untruthful, inaccurate, involve brushing orders, brushing volume, or other false and dishonest situations, Party B must compensate according to the actual economic losses of Party A; 2) the users targeted by the services provided to Party A are all real, valid, and independent natural persons. When there is a dispute over the authenticity of users between the parties, Party B promises to provide materials proving the users’ authenticity.

8.3 Given the specificity of promotional services, Party B should keep complete records of the entire service process to ensure accurate recording and traceability of the entire service process. In case of disputes related to services, settlement, and acceptance, etc., Party B should be responsible for providing records related to the service process and tracing each specific service content to prove the authenticity of its services and meet Party A’s service quality requirements. If Party B refuses to provide or fails to keep effective records of the service process, it should bear the corresponding adverse consequences, and Party A has the right not to pay the corresponding service fees.

8.4 Party B must ensure the safety of personnel and property during the service process and purchase appropriate insurance for the relevant personnel (including but not limited to Party B’s employees, third-party service personnel, and service participants). If any accidents or losses occur during the activity period (including but not limited to personal injury and property loss), Party B shall bear the relevant responsibilities.

8.5 As a professional service provider, Party B has a strict duty to review the content it publishes/designs/produces/provides. Party B guarantees that the aforementioned related content does not violate laws, regulations, rules, and normative documents, and bears all legal responsibilities caused by its published content. If Party A suffers losses due to the content published by Party B, Party B shall compensate, including but not limited to compensation paid by Party A, administrative penalty losses, reputation losses, as well as reasonable expenses such as attorney fees, notary fees, litigation/arbitration fees, appraisal fees, travel expenses, etc. The promotional content published/designed/produced/provided by Party B should be reviewed and confirmed in writing by Party A before being released and used externally. Without Party A’s written consent, Party B shall not publish or modify unilaterally. Party A’s review is only a formal review and does not exempt or lessen Party B’s legal responsibilities under this clause.

9. Confidentiality

Both parties to the agreement have a duty of confidentiality regarding the terms of this agreement and the related information, technology, and trade secrets obtained from each other during the signing and performance of this agreement. The confidentiality matters agreed upon by both parties are detailed in Appendix V “Confidentiality Agreement” of this agreement.

10. Intellectual Property

10.1 Intellectual Property Ownership Clause

(1) All work results and related information materials designed and produced by Party B under this agreement or generated because of this agreement (including but not limited to creativity, copywriting, planning, soft articles, manuscripts, scripts, videos, pictures, etc.), including all ownership and intellectual property rights, shall be solely owned by Party A. Party B may not provide them to third parties in any form or use them for purposes outside of this agreement without Party A’s written consent.

(2) If either party needs to use, display the other party’s or its affiliated party’s name, trademark, LOGO, or other commercial identifiers for purposes other than fulfilling this agreement, a separate license agreement or authorization document must be signed. This agreement does not grant either party explicit or implied intellectual property licenses or rights transfers. If one party violates the aforementioned provisions, the complying party has the right to immediately terminate all agreements signed between the parties, and if this causes losses to the complying party or its affiliated parties, the breaching party shall bear the corresponding compensation responsibilities.

10.2 Intellectual Property Guarantee Clause

Party B shall independently create, design, produce, and provide all work results and related information materials under this agreement. Party B guarantees that the work results and related information materials submitted to Party A do not infringe any third-party rights (including but not limited to intellectual property rights, portrait rights, or other rights). When third-party materials are needed for service provision, Party B is responsible for obtaining authorization from the rights holder, and the costs incurred shall be borne by Party B. If Party A is accused by a third party of infringing its intellectual property or other rights due to enjoying or using the work results and related information materials delivered by Party B, Party B shall defend or properly handle the accusations for Party A and bear the losses caused to Party A and the third party. If Party B does not defend or handle properly, Party A may handle it on its own, and any responsibilities stipulated by Party A in the settlement agreement or any effective judgment reached with the third party, as well as the expenses incurred by Party A in handling it on its own, shall be borne by Party B. The “losses” or “expenses” mentioned in this clause include compensation, attorney fees, litigation/arbitration fees, travel expenses, notary fees, appraisal fees, and other reasonable expenses.

11. Breach of Contract

11.1 If Party A fails to make payments to Party B on time, it is considered a breach of contract by Party A. The normal payment period is within 45 natural days from the date of receiving the regular invoice, and if the delay exceeds 10 days, for each day of delay, Party A shall pay Party B a penalty of one ten-thousandth of the unpaid total amount, and Party B has the right to suspend the performance of the agreement.

11.2 If Party B breaches its representations, warranties, or obligations under this agreement, it constitutes a breach of contract. If this causes Party A to suffer any litigation, claims, complaints, or administrative penalties, Party B shall be responsible for properly resolving and compensating Party A for the losses. If Party B’s actions cause losses to consumers or other third parties, Party B shall bear the responsibility and compensate Party A for the losses caused thereby. The losses mentioned in this clause include attorney fees, litigation/arbitration fees, compensation paid to third parties, administrative penalty losses, notary fees, appraisal fees, travel expenses, and other reasonable expenses incurred by Party A due to this.

11.3 After the completion of the project or services, Party A shall conduct acceptance checks. If the acceptance is not qualified, Party B shall compensate Party A for the losses. The acceptance standards are based on this agreement and related agreements.

11.4 If other clauses of this agreement stipulate breach of contract responsibilities, those stipulations shall prevail.

12. Dispute Resolution

12.1 The establishment, execution, interpretation, and resolution of disputes of this agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macau, and Taiwan regions).

12.2 All disputes related to or arising from this agreement shall first be resolved through friendly negotiation. If negotiation fails, the dispute shall be submitted to the people’s court with jurisdiction in the domicile of Party A for resolution through litigation.

13. General Provisions

13.1 Unless otherwise explicitly agreed upon in writing by both parties, any modification or change to this agreement must be proposed in writing and confirmed by the seals of both parties.

13.2 Force majeure refers to situations that were unforeseeable at the time the parties entered into the agreement and whose occurrence and consequences cannot be overcome or avoided. This includes (1) natural disasters such as floods, hail, tsunamis, typhoons, droughts, fires; (2) government actions such as policies, laws, regulations issued by government authorities, and new actions that result in the agreement not being performable; (3) abnormal social phenomena such as riots, wars, strikes, but not including internal labor disputes between the parties, which result in the non-performance of this agreement. If either party encounters force majeure and is wholly or partially unable to perform or delays the performance of this agreement, it shall notify the other party in writing within five (5) days from the date of occurrence of the event, and within twenty (20) days from the date of the event, submit proof to the other party that it is wholly or partially unable to perform or delays the performance.

13.3 Appendix I “Price List”, Appendix II “Service Team and Guarantees”, Appendix III “Business and Financial Basic Information”, Appendix IV “Declaration on Anti-Commercial Bribery”, and Appendix V “Confidentiality Agreement” of this agreement are integral parts of this agreement, have the same legal effect as this agreement, and bind both Party A and Party B strictly.

(No text below)

(This page has no text, it is the signature page for the “[*****] Insurance Comprehensive Brand Service Procurement Agreement” between both parties)

Party A (Seal):

Party B (Seal):

Date of Signature/Seal by both parties: January 1, 2024

Appendix I: Price List

Unless otherwise specified, the costs listed in the price list include all expenses and remuneration required for Party B to complete the services and obligations stipulated in this agreement, including but not limited to the costs necessary to complete this service, third-party fees, equipment, materials, software, labor, management, advertising, copyrights, insurance, patents, and other intellectual property usage fees, resources and storage, transportation costs, emergency expenses, and other necessary costs, profits, taxes, service fees, etc.

Price List
(Currency: RMB Yuan)

Service Item	Service Fee Standard
[*****] Insurance Comprehensive Brand Services	Determined by the specific service outcomes, subject to Party A’s review and acceptance, with specific settlement amounts to be agreed upon by both parties in a supplementary agreement.

Appendix II: Service Team and Guarantees

1.	Party B shall appoint a professional and experienced team to provide specialized services. The list of team members must be confirmed by Party A and subject to Party A’s assessment. Party B must be responsible for the quality, effectiveness, and legality of the services provided by this team. Members of the service team, their job responsibilities, contact information, etc., are as follows.

2.	If there are personnel adjustments in the service team, Party B must formally notify Party A in writing one month in advance and can only implement such changes after receiving Party A’s confirmation.

3.	Party A has the right to request adjustments to the members of Party B’s service team, which Party A will notify Party B in writing.

Name	Position	Job Description	Phone Number	Email	Location
[*****]	Operations Director	Responsible for business liaison with Party A, arranging specific content for comprehensive brand services		[*****]	As required by the project
[*****]	Product Director	Responsible for technical development and liaison		[*****]	[*****]

Appendix III: Business and Financial Basic Information

1.	Party A’s Financial Information:

o	Invoice Information: VAT Special Invoice

o	Company Name: […]

o	Tax ID: […]

o	Bank: […]

o	Account Number: […]

o	Invoice Address:

o	Phone:

2.	Party B’s Bank Information:

o	Unless otherwise specified, the contract price should be transferred to Party B’s following bank account via wire transfer:

o	Beneficiary: Sunshine Insurance Brokerage (Shanghai) Co., Ltd.

o	Bank: China Merchants Bank, Shanghai Lianyang Branch

o	Address:

o	Account Number: 755913555810003

Appendix IV: Declaration on Anti-Commercial Bribery

Dear Partners,

Our stable growth is inseparable from the sincere support of all our partners. Our relationship with partners is based on legality, justice, and fair trading. We expect our partners to comply with laws, treat our employees fairly, and maintain high standards of integrity and professional ethics. We believe that commercial bribery acts against the basic principles of the market economy, disrupts market order, hinders fair competition and reasonable allocation of resources, increases business operating costs, and harms the healthy development of relationships between cooperating parties; commercial bribery corrupts social morals and erodes the integrity of corporate employees, becoming a breeding ground for corrupt practices and economic crimes. Based on this understanding, we hereby declare the following:

1.	We encourage courteous behavior in business interactions, but we firmly oppose any attempts to unduly influence our mutual relationships by directly or indirectly providing improper benefits to our employees and their immediate relatives. Improper benefits include, but are not limited to: cash, checks, credit card gifts, samples or other goods, entertainment tickets, membership cards, interest-free loans, monetary or goods rebates, commissions, employment or real estate opportunities, travel paid by partners, banquets and personal services, and other forms of private benefits.

2.	Our employees should adhere to our professional ethics guidelines during interactions with partners, ensuring fairness, transparency, and non-discrimination in the cooperation process; employees and their immediate relatives must not accept or solicit personal benefits from partners, or use their position to influence the choice and evaluation of partners, granting “special treatment” to specific cooperating parties.

3.	In the course of fulfilling common commercial actions with partners, we must strictly comply with and ensure our employees adhere to anti-commercial bribery laws and regulations applicable in both parties’ locations, including but not limited to China’s Anti-Unfair Competition Law.

4.	Our partners in the process of seeking subcontractors (or other suppliers) to share our related commercial contract obligations should ensure that their process of finding subcontractors (or other suppliers) also complies with the declarations stated in items 1-3. If there are individuals with a vested interest in our company among the partners, shareholders, supervisors, managers, senior management, project leaders, and project members (i.e., our group’s employees or their immediate relatives), the partner must promptly report this in writing to us; at the same time, our partners are obligated to explain and educate their subcontractors (or other suppliers) about the content of this declaration. Partners must ensure that their subcontractors (or other suppliers) do not bribe our employees or their immediate relatives in any form, directly or indirectly, and that our partners and their employees do not solicit or accept any benefits from their subcontractors (or other suppliers) in our name.

5.	Our partners have the responsibility to resist, oppose, and report any illegal activities by our employees that do not comply with the provisions of this declaration; they are responsible for actively cooperating with our related investigation activities. Our partners may report any violations of this declaration by our employees, and we will strictly keep all provided information and materials confidential.

6.	We strictly combat commercial bribery. Employees who violate the provisions of this declaration will be immediately dismissed and never rehired; partners who violate the provisions of this declaration, once verified, will have their cooperation immediately terminated, and we reserve the right to pursue related responsibilities according to relevant anti-commercial bribery laws and regulations. Additionally, we have the right to list violating partners and their legal representatives, senior management, and related business leaders who hold shares or participate in management of any company on our supplier blacklist, never to cooperate with them again.

“If it is not mine, I shall not take even a bit of it.”

We are willing to create a “win-win” future with all partners under a mechanism of openness, transparency, fair competition, equality, and honesty.

Thank you for your strong support!

Declarant: Partner Commitment:
(Seal) (Seal)
Date: Date:

Appendix V: Confidentiality Agreement

Party A and Party B, in order to negotiate and cooperate on matters related to the products and related brands, products, or services of the [*****] Insurance project undertaken by Party A, and to protect any technical, operational, and business-related confidential information and related rights of either party involved in this process, have entered into this Confidentiality Agreement (hereinafter referred to as “the Agreement”) through friendly consultation to be jointly observed:

The party disclosing the information is referred to as the “Disclosing Party,” while the party receiving the information is referred to as the “Receiving Party.”

1.	Purpose and Scope of Use of Confidential Information

For the purpose of promoting and disseminating the products and related brands, products, or services of the [*****] Insurance project undertaken by Party A, it is necessary for one party to disclose certain proprietary, secret, or confidential information to the other party. In the context and process of the aforementioned purpose, any technical, operational, and business-related information known by one party from the other shall be kept confidential by the Receiving Party. The use of confidential information is limited to achieving the above purpose between the parties, and the Receiving Party may not use it for any other purpose without the written permission of the Disclosing Party.

2.	Definition of Confidential Information

2.1 Confidential Information: In this Agreement, “Confidential Information” refers to any proprietary, secret, or non-public information disclosed by one party to the other, or known, held by one party due to negotiation or cooperation, regarding technology, operations, business, or other aspects.

2.2 Confidential Information includes but is not limited to any party’s trade secrets, business secrets, technology-related knowledge and information, ideas, concepts, plans, provided goods or vendor information, customer information, personnel information, business plans, promotional and marketing activities, financial conditions, and other business activities. The form and medium of presentation of confidential information include but are not limited to written or oral, documents, disks, diskettes, CDs, emails, electromagnetic records, reports, written correspondence, audio tapes, video tapes, notes, drawings, models, specifications, compiled files, computer programs, and other media.

2.3 Exclusions: If the recipient can determine that the information meets the following conditions, such information is not considered confidential:

(1) Information already held by the Receiving Party before being informed by the Disclosing Party; or

(2) Information that has become known to the public not due to a breach of this Agreement by the Receiving Party; or

(3) Information legally obtained or known by the Receiving Party from a third party authorized to provide or disclose such information; or

(4) Information independently obtained or developed by the Receiving Party without using or referring to any confidential information; or

(5) Information disclosed by the Receiving Party in accordance with relevant laws, regulations, and rules.

3.

Obligations and Restrictions

3.1 Both parties understand and promise that any confidential information provided or disclosed by one party, or known or held by one party due to joint cooperation, is solely for achieving the common purpose specified in Article 1 of this Agreement. Except with prior written consent from the Disclosing Party, the Receiving Party shall not directly or indirectly arrange, modify, utilize, apply, develop, or use the confidential information in any other way for any other purpose or use. Regardless of the reason, the Receiving Party shall not reverse engineer, decode, or disassemble the Disclosing Party’s prototypes, software, etc.

3.2 The Receiving Party is limited to providing the confidential information to its senior officers, employees, and professional consultants who need to know this information under the common purpose, and shall not disclose this confidential information to other individuals or organizations. The Receiving Party shall ensure that the aforementioned officers, employees, and consultants also adhere to the confidentiality obligations specified in this Agreement. If the aforementioned individuals breach the provisions of this Agreement, it shall be considered a breach of contract by the Receiving Party, and the breaching party shall compensate the non-breaching party for the damages and lost benefits incurred as a result.

3.3 Both parties agree to protect the other party’s confidential information with no less care than they use to protect their own proprietary, secret, and confidential information, and to carefully store and handle the confidential information to prevent its disclosure without the permission of the Disclosing Party.

3.4 If a breach or potential breach of this Agreement occurs, the Receiving Party shall immediately notify the Disclosing Party.

3.5 Unless otherwise specified in this Agreement, any negotiations, discussions, or negotiations, any arrangements or agreements being negotiated, any ongoing business or operational plans, or any other information related to the aforementioned negotiations, discussions, negotiations, arrangements, or agreements between the parties regarding their cooperative relationship or confidential information shall be regarded as confidential information and its confidentiality shall be maintained in accordance with the provisions of this Agreement. Without the written consent of the other party, neither party shall provide or disclose the aforementioned confidential information to the media, the public, or any other third party in any direct or indirect manner.

4.	Ownership and Return of Confidential Information

The Receiving Party acknowledges that the Disclosing Party’s confidential information remains the property of the Disclosing Party, and the disclosure of such confidential information does not constitute a grant of rights to the Receiving Party. The Disclosing Party may at any time, upon written request, retrieve the disclosed written confidential information and all its copies as specified in the terms of this Agreement, and require the other party to guarantee in writing that at the time of the return of the information, it does not directly or indirectly and intentionally hold and control the confidential information or its copies. The Receiving Party shall immediately return the information within seven (7) days of receiving such request.

5.

Declarations

5.1 The Disclosing Party guarantees that the provided confidential information does not violate any agreement reached with a third party or infringe on the rights of a third party, otherwise, the Disclosing Party shall compensate the Receiving Party for any losses incurred due to claims by a third party based on the above reasons.

5.2 Unless specifically agreed upon in writing, the Disclosing Party makes no warranties regarding the value, accuracy, or marketability of the information disclosed under this Agreement, but the Disclosing Party shall guarantee the authenticity of the information it discloses.

5.3 Nothing in this Agreement shall be interpreted as obliging one party to disclose any specific confidential information to the other party, nor should it be interpreted as creating any obligation or expectation for one party to establish a business relationship with the other party.